Exhibit 16.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Combined Proxy Statement and Prospectus on Form N-14 of Investment Managers Series Trust III and to the use of our report dated July 30, 2025 on the financial statements and financial highlights of FPA Queens Road Value Fund, a series of shares of Investment Managers Series Trust III, appearing in Form N-CSR for the year ended May 31, 2025, which are also incorporated by reference into the Combined Proxy Statement and Prospectus.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 23, 2025